Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 29, 2024, relating to the financial statements of FibroBiologics, Inc. as of and for the years ended December 31, 2023 and 2022, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey
May 15, 2024